Delaware	Page 1

The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “COMMVAULT SYSTEMS, INC.” AS RECEIVED AND FILED IN THIS OFFICE.
THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
RESTATED CERTIFICATE, FILED THE TWENTY-SIXTH DAY OF SEPTEMBER, A.D. 2006, AT 5:22 O`CLOCK P.M.
AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 2006 AT 9 O'CLOCK A.M.
CERTIFICATE OF DESIGNATION, FILED THE FOURTEENTH DAY OF NOVEMBER, A.D. 2008, AT 9:30 O`CLOCK A.M.
CERTIFICATE OF OWNERSHIP, FILED THE SEVENTEENTH DAY OF DECEMBER, A.D. 2014, AT 12:57 O`CLOCK P.M.

2615869 8100X    Authentication: 203783291
SR# 20197523360    Date: 10-14-19

Delaware	Page 2

The First State
AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF OWNERSHIP IS THE FIRST DAY OF JANUARY, A.D. 2015 AT 12:01 O'CLOCK A.M.
CERTIFICATE OF AMENDMENT, FILED THE TWENTY-FOURTH DAY OF JULY, A.D. 2017, AT 10:07 O`CLOCK A.M.

2615869 8100X    Authentication: 203783291
SR# 20197523360    Date: 10-14-19

FROM CORPORATION TRUST INILM. TEAM #2 State of Delaware Secretary of State Division of Corporations Delivered 05:22 PM 09/26/2006 FILED 05:22 PM 09/26/2006 SRV 060887260 - 2615869 FILE	(TUE) 9. 26'06 16:23/ST. 16:22/NO. 4863796186 P 2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF COMMVAULT SYSTEMS, INC.
CommVault Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A.The name of the corporation is CommVault Systems, Inc. The Corporation was originally incorporated under the name CV Systems, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 1996.
B.This Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the Corporation.
C.This Amended and Restated Certificate of Incorporation shall be effective at 9 a.m. Delaware time on September 27, 2006.
D.This Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of this Corporation such that the text of the Amended and Restated Certificate of Incorporation shall now read in its entirety as follows:
Article I
The name of the Corporation is CommVault Systems, Inc.
Article II
The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
Article III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
Article IV
Authorized Capital. The Corporation is authorized to issue two classes of stock, designated "Preferred. Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is 300,000,000, of which 250,000,000 shares shall be Common Stock, with a par value of $0.01 per share, and 50,000,000 shares shall be Preferred Stock, with a par value of $0.01 per, share.
Preferred Stock. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of
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Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized to, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, determine or alter the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (hut not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
Common Stock. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of shares of Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (a) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of shares of Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation.
Ownership. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
Article V
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Article VI
(a)The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.
(b)The Board of Directors shall be divided into three classes, as nearly equal in size as possible, designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of

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FROM CORPORATION TRUST WILM. TEAM #2    (TUE) 9. 26'06 16:23/ST. 16:22/NO. 4863796186 P 4

office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
(c)Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(d)Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Any director elected in accordance with this Article VI (d) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.
(e)Any director, or the entire Board of Directors, may be removed from office at any time only for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. As used herein, the term "Voting Stock" means the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors.
Article VII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and except as provided in the next sentence of this Article VII and Article IX, all rights conferred upon the stockholders, directors or any other persons herein are granted subject to this right. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of die holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend Or repeal Article VI, this Article VII, Article VIII, Article XI, Article XII and Article XIII.

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FROM CORPORATION TRUST WI LM. TEAM #2    (TUE) 9. 26' 06 16:23/ST. 16:22/N0. 4863796186 P 5
Article VIII
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
Article IX
(a)To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.
(b)The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.
(c)Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.
Article X
Meetings of stockholders may be held within or without the state of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation.
Article XI
Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Except as otherwise required by law, special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected, or (iii) the Chief Executive Officer. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law,

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FROM CORPORATION TRUST WILM. TEAM #2    (TUE) 9. 26'06 16:23/ST. 16:22/NO. 4863796186 P 6
Article XII
Stockholders shall not be entitled to cumulative voting rights for the election of directors.
Article XIII
The Board of Directors of the Corporation, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of the Corporation. (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, the social and economic effect of acceptance of such offer on the Corporation's present and future customers, creditors, suppliers and employees and on the communities in which the Corporation operates or is located and the ability of the Corporation to fulfill its corporate objective under applicable laws and regulations and a comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock.
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FROM CORPORATION TRUST WILM. TEAM #2    (TUE) 9. 26'06 16:23/ST. 16:22/NO. 4863796186 P 7
IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by N. Robert Hammer, its Chairman and Chief Executive Officer, and attested by Warren H. Mondschein, its Secretary, the 26th day of September, 2006.
COMMVAULT SYSTEMS, INC.
By: /s/ N. Robert Hammer
Name: N. Robert Hammer
Chairman and Chief Executive Officer
ATTEST:
By. /s/ Warren H. Mondschein
Name: Warren H. Mondschein
Secretary
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State of Delaware
Secretary of State
Division of Corporations
Delivered 09:32 AM 11/14/2008
FILED 09:30 AM 11/14/2008
SRV 081116307 - 2615869 FILE

CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
COMMVAULT SYSTEMS, INC.
Pursuant to Section 151 of the Delaware General Corporation Law
The undersigned duly authorized officers of CommVault Systems, Inc. (the
"Corporation"), a Delaware corporation, in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL"), DO HEREBY CERTIFY:
That the Board of Directors of the Corporation on November 13, 2008, at a meeting duly called and held, adopted the following resolution creating a series of 150,000 shares of Preferred Stock, par value $0.01 per share, designated as Series A Junior Participating Preferred Stock:
RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the "Certificate of Incorporation"), the Board of Directors hereby authorizes that a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created and approved for issuance out of the Preferred Stock authorized in the Certificate of Incorporation, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:
1.Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Series A Junior Participating Preferred Stock," par value $0.01 per share, (hereinafter called "Series A Preferred Stock"), and the number of shares constituting such series shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
2.Dividends and Distributions.
(A)    Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred

Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends (subject to the provision for adjustment hereinafter set forth), and 1,000 times the

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aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock (hereinafter defined) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock, par value $0.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
(C)No dividend or distribution (other than a dividend payable in shares of Common Stock) shall be paid or payable to the holders of shares of Common Stock unless, prior thereto, all accrued but unpaid dividends to the date of such dividend or distribution shall have been paid to the holders of shares of Series A Preferred Stock.
(D)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
3.    Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A)    Subject to the provision for adjustment hereinafter set forth, each one one-thousandth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the

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Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
(C)(i) Whenever, at any time or times, dividends payable on any share or shares of Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of shareholders of the Corporation or at the Corporation's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below. At elections for such directors, the holders of shares of Series A Preferred Stock shall be entitled to cast one vote for each one one-thousandth of a share of Series A Preferred Stock held.
(ii) Upon the vesting of such right of the holders of the Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Stock as hereinafter set forth. A special meeting of the shareholders of the Corporation then entitled to vote shall be called by the Chairman or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of shareholders of the Corporation, the holders of the shares of the Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two directors shall be elected by the vote of at least a plurality of shares held by such shareholders present or represented at the meeting. Any director elected by holders of shares of the Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of the Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of directors. After the holders of the Preferred Stock shall have exercised

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their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be further increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii) The right of the holders of the Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the shares of the Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of the Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Preferred Stock pursuant to this Section shall have expired, the maximum number of members of the Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation or in a resolution of the Board of Directors adopted pursuant thereto, irrespective of any increase made pursuant to the provisions of this Section.
(D)    Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
4.    Certain Restrictions.
(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii)declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or

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winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.
5.Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
6.Liquidation, Dissolution or Winding Up.
(A)    Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount per share equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (collectively, the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

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(B)In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

(C)In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
7.Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
8.Redemption. The shares of a Series A Preferred Stock shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares of stock to the extent permitted by law.
9.Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
10.Amendment. The Certificate of Incorporation of the Corporation, as amended as of this date, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

9195887.1 08128235

11.    Fractional Shares. Series A Preferred Stock may be issued in fractional shares which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by N. Robert Hammer, its Chairman, President and Chief Executive Officer, and the same to be attested by Warren H. Mondschein, its Secretary, on this 14th day of November, 2008.
COMMVAULT SYSTEMS, INC.

Name:	N. Robert Hammer

Title:	Chairman, President and Chief Executive Officer

Name:    Warren H. Mondschein
Title:    Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:24 PM 12/17/2014 FILED 12:57 PM 12/17/2014 SRV 141550217 - 2615869 FILE

CERTIFICATE OF OWNERSHIP AND MERGER
OF
COMMVAULT AMERICAS INC.
a Delaware corporation
WITH AND INTO
COMMVAULT SYSTEMS, INC.
a Delaware corporation
December 17, 2014
CommVault Systems, Inc., a Delaware corporation (the "Corporation"), which desires to merge CommVault Americas Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation (the "Subsidiary"), with and into the Corporation on the terms set forth below and in the Plan of Merger (as defined below) (the "Merger"), pursuant to the provisions of Section 253 of the Delaware General Corporation Law, as amended (the "DGCL"), DOES HEREBY CERTIFY AS FOLLOWS:
FIRST: The Corporation owns 100% of the outstanding shares of each class of outstanding capital stock of the Subsidiary.
SECOND: The Corporation's board of directors, by the resolutions attached hereto as Exhibit A, which were duly adopted by unanimous written consent of the Corporation's board of directors on December 16, 2014, determined to effect the plan of merger attached hereto as Exhibit B (the "Plan of Merger").
THIRD: The Corporation does hereby merge the Subsidiary with and into the Corporation on the terms set forth in the Plan of Merger, with the Corporation being the surviving corporation of the Merger.
FOURTH:The name of the surviving corporation in the Merger is CommVault Systems, Inc., which will continue its existence as a corporation governed under the laws of the State of Delaware, under its current name, and the separate existence of the Subsidiary shall terminate effective upon the Merger becoming effective as provided in Paragraph FIFTH below.
FIFTH: The Merger shall become effective at 12:01 a.m. Eastern Standard Time on January I, 2015.
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710930627 01920791

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.
COMMVAULT SYSTEMS, INC.
By: _________________________________
Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary

710930627 01920791    [Signature Pago to Certificate of Merger)

Exhibit A

Resolutions of the Board of Directors (the "Board") of
CommVault Systems, Inc. (the "Corporation")

710930627 01920791

WHEREAS, the Board deems it desirable and in the best interests of the Corporation and its stockholders that the Corporation merge (the "Merger") with CommVault Americas, Inc. ("Subsidiary"), a Delaware corporation and wholly-owned subsidiary of the Corporation, with the Corporation being the surviving entity of the Merger, pursuant to the terms and provisions of that certain Plan of Merger (the "Plan of Merger") the form of which has been submitted to the Board.
NOW THEREFORE, BE 1T RESOLVED, that the Board hereby authorizes, adopts and approves in all respects and declares the advisability of the Plan of Merger and the transactions contemplated thereby, including the Merger, with such terms and provisions (and any changes thereto) as any Authorized Officer (as defined below) shall determine necessary;
FURTHER RESOLVED, that each and every officer of the Corporation (each, an "Authorized Officer") is each hereby authorized, in the name and on behalf of the Corporation, to execute and deliver the Plan of Merger and to execute and deliver any other certificates, instruments or documents, if any, as any of such Authorized Officers may deem necessary or appropriate in connection with the transactions contemplated thereby, including the Merger;
FURTHER RESOLVED, that each and every Authorized Officer is hereby authorized to take, from time to time, in the name and on behalf of the Corporation, such actions and to execute and deliver, from time to time, in the name and on behalf of the Corporation, such certificates, instruments, notices and documents as may be required or as any Authorized Officer may deem necessary, advisable or proper in order to carry out the purposes and intent of the foregoing resolutions; all such acts and things done or caused to be done, and all such certificates, instruments, notices and documents, to be performed, executed and delivered in such form as the Authorized Officer performing or executing the same may approve, such approval shall be conclusively evidenced by the performance or execution thereof by such Authorized Officer;
FURTHER RESOLVED, that each and every Authorized Officer is hereby authorized, in the name of and on behalf of the Corporation, to make any and all necessary filings and to seek any and all other consents and/or regulatory or governmental approvals, both foreign and domestic, with respect to the Merger contemplated by the Plan of Merger as may be required under applicable law or as such Authorized Officer may deem necessary or advisable;
FURTHER RESOLVED, that the Corporation is hereby authorized to pay any and all fees, costs and expenses arising in connection with the negotiation, execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger; and
FURTHER RESOLVED, that any and all action heretofore or hereafter taken by each Authorized Officer of the Corporation in accordance with the foregoing resolutions is hereby approved, ratified and confirmed as the act and deed of the Corporation.

Exhibit B

Plan of Merger

710930627 01920791

PLAN OF MERGER
OF
COMMVAULT AMERICAS INC.
WITH AND INTO
COMMVAULT SYSTEMS, INC.
December 16, 2014
This Plan of Merger (this "Plan") sets forth the terms of the merger (the "Merger") of CommVault Americas Inc., a Delaware corporation (the "Subsidiary"), with and into CommVault Systems, Inc., a Delaware corporation (the "Parent"), pursuant to the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), including, without limitation, Section 253 of the DGCL.
Immediately prior to the adoption of this Plan and at all times thereafter until the Effective Time (as defined below), the Parent owned and will continue to own 100% of the issued and outstanding shares of the capital stock of the Subsidiary.
1.Effective Time. As used in this Plan, the term "Effective Time" shall mean 12:01 a.m. Eastern Standard Time on January 1, 2015.
2.The Merger. At the Effective Time, the Subsidiary shall merge with and into the Parent, the Parent absolutely and unconditionally assumes all of the liabilities and obligations of the Subsidiary and the separate corporate existence of the Subsidiary shall thereupon cease. The Parent shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Parent with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 259 of the DGCL.
3.Terms of the Merger. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or other person, each share of capita] stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.
4.Articles of Incorporation; By-laws. The articles of incorporation and by-laws of the Parent immediately prior to the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation after the Effective Time and thereafter may be amended as provided in accordance with applicable law.
5.Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to qualify as a liquidation of the Subsidiary within the meaning of section 332 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan is intended to be, and is adopted as, a separate "plan of liquidation". The Parent and the Subsidiary shall treat and report the Merger in a manner consistent with the preceding sentence for all tax purposes.
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710931609 01920791

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COMMVAULT SYSTEMS, INC July 24, 2017	State of Delaware Secretary of State Division of Corporations Delivered 10:07 AM 07/24/2017 FILED 10:07 AM 07/24/2017 SR 20175371861 - File Number 2615869
__________________________________________________________________

CommVault Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), DOES HEREBY CERTIFY as follows:
FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation.
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended so that Article 1 thereof shall read in its entirety as follows:
"The name of the Corporation is Commvault Systems, Inc."
SECOND: That the aforesaid amendment was duly adopted in. accordance with the applicable provisions of Section 242 of the DGCL.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the day first indicated above.

Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary